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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12
FOUNDATION COAL HOLDINGS, INC.
(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
FOUNDATION COAL HOLDINGS, INC.
999 Corporate Boulevard, Suite 300
Linthicum Heights, MD 21090-2227

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
TO BE HELD May 19, 2005

To the Stockholders of Foundation Coal Holdings, Inc.:

        NOTICE IS HEREBY GIVEN that Foundation Coal Holdings, Inc.'s ("Foundation") 2005 Annual Meeting of Stockholders will be held at 10:00 AM on Thursday, May 19, 2005, at the BWI Marriott, 1743 West Nursery Road, Linthicum Heights, MD 21090 (the "Annual Meeting").

        At the meeting, we will ask stockholders to:

  1.
  Elect nine Directors for a term of one year;

  2.
  Approve Ernst & Young LLP as Foundation's Independent Public Accountants.

  3.
  Any other matters that properly come before the meeting.

        We plan a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1 AND 2. These proposals are further described in the proxy statement.

        At the meeting, there will be a brief presentation on Foundation's operations, and we will offer time for your comments and questions. Only Foundation stockholders of record at the close of business on March 31, 2005 are entitled to notice of and to vote at the meeting and any adjournment of it. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at Foundation's corporate offices located at 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227.

        YOUR VOTE IS IMPORTANT. WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2005 ANNUAL MEETING.

By order of the Board of Directors,

William Macaulay
Chairman of the Board

PROXY STATEMENT FOR
2005 ANNUAL MEETING OF STOCKHOLDERS OF

FOUNDATION COAL HOLDINGS, INC. TO BE HELD ON

MAY 19, 2005

GENERAL INFORMATION ABOUT FOUNDATION'S ANNUAL MEETING

        Foundation intends to mail this proxy statement, proxy card and Foundation's Annual Report to Stockholders for the fiscal year ended December 31, 2004, to all stockholders entitled to vote at the Annual Meeting on or about April 15, 2005. The Annual Meeting will be held on Thursday, May 19, 2005, at 10:00 AM at the BWI Marriott, 1743 W. Nursery Road, Linthicum Heights, MD 21090. Directions to the meeting are at the back of the Proxy Statement.

Who is entitled to vote at the Annual Meeting?

        Anyone who owns of record Foundation common stock as of the close of business on March 31, 2005 is entitled to one vote per share owned. There were 44,627,047 shares outstanding on that date.

Who is soliciting my proxy to vote my shares?

        Foundation's Board of Directors is soliciting your "proxy," or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 19, 2005 meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

        Foundation is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Foundation's directors, officers, and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, Foundation has engaged Innisfree M&A Incorporated, a proxy solicitation firm, for an estimated fee of $6,500. Foundation will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

What constitutes a quorum?

        For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Foundation common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Foundation's Certificate of Incorporation and Bylaws govern the vote on each proposal. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary the Board's recommendations and approval requirements are:

PROPOSAL 1.    ELECTION OF DIRECTORS

        The first proposal item to be voted on is the election of nine Directors. The Board has nominated nine people as Directors, each of whom is currently serving as a Director of Foundation.

        You may find information about these nominees, beginning on Page 6.

        You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of Common Stock may be voted for as many nominees as there are directors to be elected. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.    APPROVAL OF INDEPENDENT ACCOUNTANTS, ERNST & YOUNG LLP

        The second proposal item to be voted on is to approve Ernst & Young LLP as Foundation's Independent Public Accountants.

        You may find information about this proposal beginning on Page 8.

        You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors unanimously recommends a vote FOR the approval of Ernst & Young LLP as Independent Public Accountants.

PROPOSAL 3.    OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        The Board is not aware of any other business to be presented for a vote of the stockholders at the 2005 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

        The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year's meeting are described on Page 10.

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Foundation common stock?

        Each outstanding share of Foundation stock will be entitled to one vote on each matter considered at the meeting.

How do I vote?

        You may vote in three (3) different ways:

  1.
  BY MAIL. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The Board recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

        If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR Proposals 1 and 2. If any other matters arise during the meeting that requires a vote, the representatives will vote based on the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

  2.
  IN PERSON. You may deliver your completed proxy in person at the meeting. "Street name" or nominee account shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

  3.
  VIA TELEPHONE. If you own your shares in "street name" or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

        You may revoke your proxy or change your voting instructions in three (3) different ways:

  1.
  WRITE TO FOUNDATION'S CORPORATE SECRETARY, GREG A. WALKER, AT 999 CORPORATE BOULEVARD, SUITE 300, LINTHICUM HEIGHTS, MD 21090-2227.

  Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Walker must receive your letter before the Annual Meeting begins.

  2.
  SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. We must receive your new proxy card before the Annual Meeting begins.

  3.
  ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy.

How will proxies be voted if I give my authorization?

        The Board of Directors has selected James F. Roberts, Greg A. Walker and Edythe C. Katz, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposal to approve the appointment of Ernst & Young LLP as the Company's independent accountants for fiscal year 2005, stockholders may (i) vote "for", (ii) vote "against" or (iii) abstain from voting as to each such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (i) "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES, AND (ii) "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

How will votes be counted?

        The inspector of elections appointed by the Board for the Annual Meeting will calculate affirmative votes, negative votes, abstentions, and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

        You as beneficial owner, own your shares in "street name," if your broker or other "street" nominee is actually the record owner. Brokers or other "street" nominee have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owner. Director elections and ratifying the appointment of independent accountants are each routine matters. A "broker non-vote" results on a matter when a broker or other "street" or nominee record holder returns a duly executed proxy but does not vote on non-routine matters solely because it does not have discretionary authority to vote on non-routine matters and has not received voting instructions from its client (the beneficial holder). Accordingly, no broker non-votes occur when voting on routine matters. Broker non-votes count toward a quorum. The approval of a proposal regarding a non-routine matter is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. Abstention on such a proposal has the same effect as a vote "against" such proposal. Broker non-votes have no effect on the vote of such proposals.

Where do I find voting results of the Annual Meeting?

        Preliminary voting results will be announced at the meeting. Final voting results will be published in Foundation's quarterly report on Form 10-Q for the second quarter of 2005. The report will be filed with the Securities and Exchange Commission (the "SEC") on or about August 15, 2005 and you may receive a copy by contacting Foundation Investor Relations at 410-689-7632, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the Internet at www.foundationcoal.com/investors/securitiesfilings or through EDGAR, the SEC's electronic data system, at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of nine Directors. The Board has nominated nine people as Directors, each of whom is currently serving as a Director of Foundation. The Board unanimously recommends that you vote FOR such nominees.

        The Board of Directors consists of nine directors with each term expiring at the 2005 Annual Meeting. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

Nominees for Directors

        William E. Macaulay (59) has been Chairman of our Board of Directors since 2004 and serves as Chairman of our nominating and corporate governance committee. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a private equity firm, which he joined in 1983. Mr. Macaulay serves as Chairman of Dresser-Rand Group Inc., a supplier of rotating equipment solutions to the energy industry, and Chairman of Pride International, Inc., a contract drilling and related services company. He also serves as a director of Dresser, Inc., Weatherford International, Inc., National Oilwell, Inc and Alpha Natural Resources, Inc, a coal company.

        Prakash A. Melwani (46) has been a member of our Board of Directors since 2004 and serves as Chairman of our compensation committee. Mr. Melwani joined The Blackstone Group L.P., an investment and advisory firm, as a Senior Managing Director in its Private Equity Group in May 2003. He is also a member of the firm's Private Equity Investment Committee. Prior to joining Blackstone, Mr. Melwani was a founder, in 1988, of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. He currently serves as a director of Aspen Insurance Holdings Limited, Texas Genco LLC and Kosmos Energy Holdings.

        Hans J. Mende (61) has been a member of our Board of Directors since 2004. He is President and Chief Operating Officer of American Metals & Coal International, Inc. ("AMCI"), a mining and marketing company, a position he has held since he co-founded American Metal & Coal International, Inc. in 1986. Prior to founding American Metals & Coal International, Inc,, Mr. Mende was employed by the Thyssen Group, one of the largest German multinational companies with interests in steel making and general heavy industrial production, in various senior executive positions. At the time of his departure from Thyssen Group, Mr. Mende was President of its international trading company. Mr. Mende serves as Chairman of the Board of the Alpha Natural Resources, Inc., a publicly traded corporation operating in the coal business.

        David I. Foley (37) has been a member of our Board of Directors since 2004. He is a principal in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm, which he joined in 1995. Mr. Foley has been involved in the execution of several of Blackstone's investments and leads Blackstone's investment activities in the energy industry. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. Mr. Foley currently serves as a director of Premcor Inc., Mega Bloks Inc., Texas Genco LLC and Kosmos Energy Holdings.

        Alex T. Krueger (30) has been a member of our Board of Directors since 2004. He joined First Reserve Corporation, a private equity firm, in 1999 and is currently a Managing Director of First Reserve Corporation focused on investment efforts in the coal and energy infrastructure sectors. Mr. Krueger also serves on the board of GP Natural Resource Partners LLC, the general partner of Natural Resource Partners LP and Alpha Natural Resources, Inc., a coal company. Prior to joining First Reserve, Mr. Krueger worked in the Energy Group of Donaldson, Lukfin & Jenrette.

        Joshua H. Astrof (33) has been a member of our Board of Directors since 2004. He has been a principal in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm, since December 2001 and was an associate from 1998 to 2001. Prior to that he was an associate at Donaldson, Lufkin & Jenrette Securities Corporation, where he worked from 1993 to 1996. Mr. Astrof is a member of the Board of Directors of TRW Automotive Holdings Corp. and Utilicom Networks LLC and formerly served on the Board of Directors of Bresnan Communications Group LLC.

        William J. Crowley Jr. (59) has been a member of our Board of Directors since 2004. He serves as Chairman of our audit committee. Mr. Crowley is a certified public accountant and has recently served as an independent business advisor to various companies. Prior to his retirement in 2002, Mr. Crowley had a thirty-two year career with Arthur Andersen LLP, of which 16 years were in Baltimore, Maryland, most recently serving for seven years as Managing Partner of the Baltimore office. Mr. Crowley currently serves as a director and member of the audit committee of BioVeris Corporation and Provident Bankshares Corporation. He is also a board member of the Baltimore Area Council of Boy Scouts of America, Junior Achievement of Central Maryland and the Maryland Science Center.

        Joel Richards, III (58) has been a member of our Board of Directors since 2005. He served as a member of the Board of Directors of our predecessor, RAG American Coal Holdings, Inc., from 2000 to 2003. He is currently a management consultant focusing on organization restructuring and organization effectiveness. Mr. Richards was Executive Vice President and Chief Administrative Officer

with El Paso Energy Corp. from 1996 until his retirement in 2002. From 1990 through 1996 he served as Senior Vice President Human Resources and Administration at El Paso Natural Gas Company. He was Senior Vice President Finance and Administration at Meridian Minerals Company, where he worked from 1985 to 1990. Prior to that, he held various management and labor relation positions at Burlington Northern, Inc., STM Associates, Union Carbide Corporation and Boise Cascade Corporation. Mr. Richards earned his Bachelor of Science in Political Science and Masters in Administration from Brigham Young University.

        James F. Roberts (55) is our President and Chief Executive Officer and also serves as a member of our Board of Directors. Prior to his current position, Mr. Roberts had been President and Chief Executive Officer of RAG American Coal Holding, Inc. since January 1999. Prior to joining our company, Mr. Roberts was President of CoalARBED International Trading from 1981 to 1999, Chief Financial Officer of Carbomin Coal Company from 1979 to 1981, Chief Financial Officer of Leckie Smokeless Coal Company from 1977 to 1981 and Vice President of Finance at Solar Fuel Company from 1974 to 1977. Mr. Roberts is a director of the National Mining Association, where he is also vice-chairman. In addition, Mr. Roberts is a director of the Center for Energy and Economic Development and a member of the executive committee of the National Coal Council.

PROPOSAL TWO

APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The second agenda item to be voted on is to approve the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending December 31, 2005.

        The audit committee has recommended, and the Board of Directors has approved, Ernst & Young LLP to act as Foundation's independent public accountants for the fiscal year ending December 31, 2005. The Board of Directors has directed that such appointment be submitted to Foundation's stockholders for ratification at the 2005 Annual Meeting. Ernst & Young LLP were Foundation's independent public accountants for the fiscal year ending December 31, 2004.

        Stockholder ratification of the appointment of Ernst & Young LLP as Foundation's independent public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain Ernst & Young LLP or another firm. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different accounting firm at any time during the 2005 fiscal year if the Board of Directors determines that such a change would be in the best interests of Foundation and its stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the 2005 Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Audit Committee Report

        The Audit Committee of the Company's Board of Directors is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. The committee charter is attached to this proxy statement and is available on the Company's web site (www.foundationcoal.com). The Board of Directors has determined that Messrs. Crowley and Richards are independent in accordance with the currently effective listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that William J. Crowley, as defined by SEC rules, is both independent and an audit committee financial expert.

        The Company's management is responsible for the Company and its Predecessor's (RAG American Coal Holding, Inc.) financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company and its Predecessor's consolidated financial statements and for issuing opinions on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee oversees the Company and its Predecessor's financial reporting processes on behalf of the Board of Directors.

        In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company and its Predecessor's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

        In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by relevant professional and regulatory standards and has discussed with the independent registered public accounting firm the firm's independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

        The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements of the Company and its Predecessor be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to stockholder ratification, the selection of the Company's independent registered public accounting firm.

William J. Crowley, Chairman Alex T. Krueger Joel Richards, III

Fees of Independent Certified Public Accountants

        For work performed in regard to fiscal year 2004, Foundation paid Ernst & Young LLP the following fees for services, as categorized:

Fiscal 2004
(in millions)
Audit fees(1)	$1.8
Audit-related fees(2)	.8
Tax fees(3)	—
All other fees(4)	—

(1)
Includes fee for audit services principally relating to the annual audit, quarterly reviews, registration statements and International Financial Reporting Standards (required by RAG Coal International AG our former parent company).

(2)
Includes audit related fees for stand alone financial statements of subsidiaries that were sold, re-audit of year ended December 31, 2001, private placement documents and audits of employees benefits plans.

(3)
There were no tax fees incurred.

(4)
There were no other fees incurred.

        The audit committee has adopted a pre-approval policy, a copy of which is attached as Exhibit B to this proxy statement. All audit related services, tax services and other services were approved for 2004 and pre-approved for 2005 by the audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

PROPOSAL THREE

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to Foundation will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Stockholder proposals for the 2006 Annual Meeting

        From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for the 2006 Annual Meeting, Foundation must receive proposals no later than January 15, 2006.

        Pursuant to Foundation's bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. Foundation's bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to Foundation no later than the close of business on the 60th day prior to nor earlier than the close of business on the 90th day prior to the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 2006 Annual Meeting, proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by Foundation between December 15, 2005 and January 15, 2006. In the event the date of the 2006 Annual Meeting is changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2006 Annual Meeting nor later than the close of business on the 90th day prior to the 2006 Annual Meeting. However, if the number of directors to be elected to the Board of Directors is increased and there is no a public announcement by the Foundation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year's annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        Foundation is currently relying upon the initial public offering phase-in exemption from the New York Stock Exchange ("NYSE") rules with respect to director independence. As a result, we will be required to have a majority of independent directors on our Board by December 9, 2005.

        In determining director independence, Foundation employs the standards set forth in the NYSE listed company manual. The independence test in the NYSE rules requires that the director (or a member of his immediate family) is not an affiliate of or otherwise have a material relationship with Foundation and that for the last three years:

  •
  Was not an employee of Foundation (and no immediate family member was an executive officer of Foundation).

  •
  Did not receive more than $100,000 per year in compensation from Foundation (other than for director and committee fees, pensions, or other deferred compensation from prior service).

  •
  Was not employed by or affiliated with a present or former internal or external auditor of Foundation.

  •
  Has not been employed as an executive officer by any company whose compensation committee includes an executive officer of Foundation.

  •
  Was not an employee or executive officer (and no immediate family member was an executive officer) of another company that (in any single fiscal year) makes payments to, or receives payments from, Foundation for property or services in an amount that exceeds the greater of $1 million or 2% of such other company's consolidated gross revenue.

        Applying the NYSE test, the Board has concluded that Messrs. Crowley and Richards are independent and that Mr. Roberts is not independent. The Board has not made an independence determination with respect to the remaining directors.

The Board of Directors and its Committees

        The Board of Directors held three (3) meetings in 2004, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2004, except for Mr. Macaulay who missed one Board meeting due to its impromptu nature and scheduling conflicts. Under Foundation's Corporate Governance Practices and Policies Directors are encouraged to attend stockholder meetings. Foundation has scheduled one of its quarterly Board meetings on the same date as the 2005 Annual Meeting of Stockholders. In connection with each of the quarterly Board meetings, the non-management Directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The Chairman of the Board presides at each executive session of the non-management directors.

Name	Audit		Compensation		Nominating and Governance
Joshua H. Astrof	X	*
William J. Crowley, Jr.	X	**	X		X
David I. Foley					X	*
Alex T. Krueger	X		X	*
William E. Macaulay					X	**
Prakash A. Melwani			X	**
Joel Richards, III	X	***	X	***	X	***
James F. Roberts					X	*

*
Resigned as member of committee on March 8, 2005.

**
Chairman.

***
Appointed as member of committee on March 8, 2005.

        The standing Board Committees and the number of meetings they held in 2004 were as follows:

  •
  Audit Committee—1

  •
  Compensation Committee—1

  •
  Nominating and Corporate Governance Committee—1

        The principal responsibilities and functions of the standing Board committees are as follows:

Audit Committee

        Our audit committee currently consists of William J. Crowley, Jr., Alex T. Krueger and Joel Richards, III. James F. Roberts and Joshua H. Astrof served on the audit committee until December 1, 2004 and March 8, 2005, respectively. William J. Crowley, Jr. is our audit committee "financial expert" as such term is defined in Item 401(h) of Regulation S-K. The audit committee is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) establishing procedures for the receipt and monitoring of complaints received by Foundation (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters, (13) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time, (14) reporting regularly to the full Board of Directors and (15) conducting an annual evaluation of its performance. The audit committee has adopted a charter a copy of which is included as Exhibit A to this proxy statement.

        As previously discussed, Foundation relies on the initial public offering phase-in exemption with respect to director independence from the New York Stock Exchange rules and the Sarbanes-Oxley Act of 2002; as a result all members serving on the audit committee must meet the requirements of the Sarbanes-Oxley Act of 2002 by December 9, 2005. Applying the test provided in the Sarbanes-Oxley Act, the Board has concluded that Messrs. Crowley and Richards are independent. The Board has not made an independence determination with respect to the remaining audit committee member. The Board has made an assessment and determined that Foundation's reliance on this phase-in exemption will not have a material adverse effect on the audit committee's ability to act independently and satisfy other applicable requirements of the Sarbanes-Oxley Act of 2002.

Compensation Committee

        Our current compensation committee consists of Prakash A. Melwani, Joel Richards, III and William J. Crowley, Jr. Alex T. Krueger served on the compensation committee until March 8, 2005. The compensation committee is responsible for discharging the responsibilities of the Board of Directors with respect to Foundation and its subsidiaries' compensation programs including, the compensation of key employees, executives and the Board of Directors. The compensation committee is responsible for (1) administering Foundation's and its subsidiaries' long-term incentive and stock plans, (2) reviewing the overall executive compensation philosophy of Foundation and its subsidiaries and their benefit plans and programs, including employee pension plans, (3) reviewing and approving corporate goals and objectives relevant to CEO and other executive officers compensation, including annual performance targets, (4) evaluating the performance of the CEO and other executive officers in light of the corporate goals and objectives and, based on such evaluation, determining and approving the annual salary, bonus, equity based and other compensation and benefits, direct and indirect, of the CEO and other executive officers, (5) preparing recommendations and periodic reports on its activities to the Board of Directors, (6) preparing the annual report on executive compensation for inclusion in Foundation's proxy statement as required by the SEC, (7) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies, (10) handling such other matters that are specifically delegated to the compensation committee by the Board of Directors.

        As discussed above, Foundation relies on the initial public offering phase-in exemption with respect to director independence from the NYSE rules; as a result all members serving on the compensation committee must meet the requirements on the NYSE by December 9, 2005. Applying the NYSE test, the Board has concluded that Messrs. Crowley and Richards are independent. The Board has not made an independence determination with respect to the remaining compensation committee member.

Nominating and Governance Committee

        Our current nominating and corporate governance committee consists of William E. Macaulay, Joel Richards, III and William J. Crowley, Jr. Alex T. Krueger served on the nominating and corporate governance committee until December 1, 2004. James F. Roberts and David I. Foley served on the nominating and corporate governance committee until March 8, 2005. The nominating and corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board of Directors individuals qualified to become executive officers, (3) overseeing evaluations of management and the Board of Directors, its members and committees of the Board of Directors, (4) periodic reviewing of the charter and composition of each committee of the Board of Directors (5) reviewing the adequacy of our certificate of incorporation and by-laws, (6) developing and recommending to the Board of Directors corporate governance practices and policies, (7) overseeing and approving the management continuity process,

(8) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the Board of Directors from time to time and (9) reporting regularly to the full Board of Directors.

        Prospective director nominees are identified through the contacts of the Chairman of the Board, other directors or members of senior management. Once a prospective director nominee has been identified, the committee makes an initial determination through information provided to the committee and information supplemented by the committee through its own inquiries. The nominating and corporate governance committee will evaluate director nominees, including nominees that are submitted to Foundation by a Stockholder, taking into consideration certain criteria, including issues of industry knowledge and experience, the current composition of the Board of Directors, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing and educational and professional background. In addition, directors must have time available to devote to Board activities and the ability to work collegially. At all times, at least one member of the Board must meet the definition of "financial expert" as such term is defined in Item 401(h) of Regulation S-K and serve on Foundation's audit committee.

        The nominating and corporate governance committee determined that its first priority was to identify and recruit a "financial expert." Each prospective nominee was provided with a questionnaire to complete and return to the nominating and corporate governance committee. After its initial evaluation, the nominating and corporate governance committee determined whether it should proceed by making arrangements for the nominating and corporate governance committee, as well as other members of the Board of Directors, to interview the prospective nominee. As a result, the nominating and corporate governance committee identified Mr. Crowley as its financial expert.

        The nominating and corporate governance committee determined that it next needed to identify and recruit a director with a background in natural resources and energy. Ideally, the prospective nominee would have the additional expertise necessary to serve on one or more of the committees of the Board of Directors. The nominating and corporate governance committee employed the process described above and identified Mr. Richards.

        Due to the fact that Foundation will phase-in independent directors, as necessary, Foundation might engage the services of a third party for a fee to identify and evaluate prospective nominees.

        In determining whether to recommend a director for re-election, the nominating and corporate governance committee considers the director's past attendance at meetings and participation in and contribution to the activities of the Board of Directors.

        As discussed above, Foundation relies on the initial public offering phase-in exemption with respect to director independence from the NYSE rules, as a result all members serving on the nominating and corporate governance committee must meet the requirements on the NYSE by December 9, 2005. Applying the NYSE test, the Board has concluded that Messrs. Crowley and Richards are independent and that Mr. Roberts is not independent. The Board has not made an independence determination with respect to the remaining committee member.

        The nominating and corporate governance committee has adopted a charter stockholders may obtain a copy on Foundation's website at: www.foundationcoal.com/investors/corporategovernance

Code of Business Conduct and Ethics

        Foundation has adopted a Code of Business Conduct and Ethics that applies to its employees, officers and directors (the "Code"). The Code also applies to our senior financial employees, including our Chief Executive Officer and Chief Financial Officer. The Code is available on Foundation's website, http://www.foundationcoal.com/investors/corporategovernance and upon written request by our stockholders at no cost.

Director Compensation

        Directors who are employed by Foundation, or appointed by either Blackstone or First Reserve do not receive compensation for service as a director (a "non-compensated director"). Other than non-compensated directors, each Director receives an annual cash retainer of $40,000 and a fee of $1,500 for each board meeting and each committee meeting attended. The audit committee chairperson receives an additional $10,000 annual cash retainer. Committee chairpersons other than the audit committee chairperson receive an additional $2,500 annual cash retainer.

        Other than non-compensated directors, each Director may receive a grant of up to 4,000 shares of restricted stock upon election to the Board of Directors, twenty percent of the initial grant vest upon the anniversary of each December 31st, if the recipient continues to serve on the Board of Directors. Non-employee directors may receive an annual grant of 1,500 shares of restricted stock, one-third of the annual grant vest upon the anniversary of each December 31st, if the recipient continues to serve on the Board of Directors. For fiscal year 2004, Mr. Crowley received 3,000 shares of restricted stock, 600 of which vested on December 31, 2004.

        In addition, Foundation reimburses Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Foundation business related expenses.

Stockholder Director Nominations

        In accordance with Foundation's Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2006 Annual Meeting of Stockholders only if the Secretary of Foundation receives written notice of any such nominations no earlier than December 15, 2005 and no later than January 15, 2006. Any stockholder notice of intention to nominate a director shall include:

  •
  the name and address of the stockholder;

  •
  a representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

  •
  the number of shares of Foundation that are beneficially owned by the stockholder;

  •
  any material interest of the stockholder;

  •
  information required by Regulation 14A of the Securities Exchange Act of 1934, as amended;

  •
  a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  the following information with respect to the person nominated by the stockholder:

  •
  name and address;

  •
  other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC, and

  •
  a description of any arrangements or understandings between the stockholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

  •
  the consent of each such nominee to serve as a director if elected.

Stockholder Communications with the Board

        Stockholders may contact the Board of Directors as a group or an individual director by the following means:

  Email:  board@foundationcoal.com
  Mail:    Board of Directors
  Attn: Corporate Secretary
  Foundation Coal Holdings, Inc.
  999 Corporate Boulevard, Suite 300
  Linthicum Heights, MD 21090

        Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Stockholder communications will be promptly forwarded by the Secretary of Foundation to the specified director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Secretary of Foundation to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the audit committee and handled in accordance with procedures established by the audit committee.

        Foundation did not receive any stockholder recommendations for director nominees to be considered by the nominating and corporate governance committee for the 2005 annual Stockholders meeting.

EXECUTIVE OFFICERS

        Klaus-Dieter Beck (49) is our Senior Vice President of Planning and Engineering. Prior to his current position, Mr. Beck was Senior Vice President of Planning and Engineering of RAG American Coal Holding, Inc. since 1999. From 1998 to 1999, Mr. Beck was Vice President of Riverton Coal Production, Inc., and from 1996 to 1998, he was General Mine Manager of Friedrich Heinrich Mine of Ruhrkohle Bergbau AG, a subsidiary of RAG AG.

        James J. Bryja (48) is our Senior Vice President, Eastern Operations. Prior to his current position, Mr. Bryja was Senior Vice President, Eastern Operations of RAG American Coal Holding, Inc. since February 2003. From 1999 through 2001, Mr. Bryja was General Manager of Emerald Coal Resources, one of our subsidiaries, and from September 2001 to 2003, Mr. Bryja served as President of Pennsylvania Services Corporation, one of our subsidiaries. Mr. Bryja has 24 years of experience in the coal mining industry, with positions in management, engineering and production at Island Creek Corporation/Consolidation Coal Co. and U.S. Steel Mining Co. Mr. Bryja earned his Bachelor of Science in Mining Engineering from the Pennsylvania State University and his Masters Degree in Business Administration from the West Virginia University. Mr. Bryja is a registered Professional Engineer. Mr. Bryja currently serves as First Vice President of the Pittsburgh Coal Mining Institute of America. He is also a member of the Society of Mining Engineers and a member of the Pennsylvania Energy Advisory Board.

        Thomas J. Lien (62) is our Senior Vice President, Western Operations. Prior to his current position, Mr. Lien was Senior Vice President, Western Operations of RAG American Coal Holding, Inc. since 2001. From 1989 to 2001, Mr. Lien was President of RAG Coal West, Inc. Prior to that, he held various management, mining and engineering positions at AMAX Coal Company, Kaiser Steel Corporation and Kennecott Copper Corporation. Mr. Lien is a member of the Rocky Mountain Coal Mining Institute and the Society of Mining Engineers of the American Institute of Mining, Metallurgical, and Petroleum Engineers. Mr. Lien retired from Foundation effective April 1, 2005. However, Mr. Lien will continue to provide his services to Foundation as a consultant.

        James A. Olsen (53) is our Senior Vice President of Development and Information Technology. Prior to his current position, Mr. Olsen was Senior Vice President of Development and Information Technology of RAG American Coal Holding, Inc. since 1999. From 1993 to 1999, he worked at Cyprus Amax Coal Company as Assistant Controller and later as Vice President of Business Development. From 1975 to 1981, and from 1988 to 1990, he was employed by AMAX Inc. in several positions, including Assistant Controller and Assistant to the Treasurer. Mr. Olsen earned his Bachelor of Arts in Economics from St. Anselm College and his Masters Degree in Business Administration from Boston University.

        Michael R. Peelish (43) is our Senior Vice President, Safety and Human Resources. Prior to his current position, Mr. Peelish was Senior Vice President, Safety and Human Resources of RAG American Coal Holding, Inc. since 1999. From 1995 to 1999, Mr. Peelish was Director, Safety of Cyprus Amax Minerals Company, and from 1994 to 1995, was Manager of Regulatory Affairs and Loss Control of Cyprus Amax Coal Company. From 1989 to 1994, Mr. Peelish was a Senior Attorney at Cyprus Minerals Company, and from 1986 to 1989, was an attorney at Consolidation Coal Company. Mr. Peelish received his law degree from the West Virginia University College of Law and his Bachelor of Science in Engineering of Mines from West Virginia University, Cum Laude.

        John R. Tellmann (54) is our Senior Vice President, Sales and Marketing. Prior to his current position, Mr. Tellmann was Senior Vice President, Sales and Marketing of RAG American Coal Holding, Inc. since 2000. From 1993 to 2000, Mr. Tellmann was President of James River Coal Sales, Inc. Prior to that, Mr. Tellmann held various management positions in sales, marketing and acquisitions at James River Coal Sales, Inc., Mapco Coal, Inc., Westmoreland Coal Company and Union Electric Company (now known as Ameren Corporation).

        Greg A. Walker (49) is our Senior Vice President, General Counsel and Secretary. Prior to his current position, Mr. Walker was Senior Vice President, General Counsel and Secretary of RAG American Coal Holding, Inc. since 1999. He has over 20 years of experience with legal and regulatory issues in the mining industry. He was Senior Attorney at Cyprus Amax Minerals Company from 1989 to 1999, affiliated with McGuire, Cornwell & Blakey from 1986 to 1989 and Associate Counsel at Mobil Oil Corporation from 1981 to 1986. Mr. Walker received his law degree in 1981 from the University of Florida and his Bachelor of Arts with a major in geology from the University of Pennsylvania in 1978.

        Frank J. Wood (52) is our Senior Vice President and Chief Financial Officer. Prior to his current position, Mr. Wood was Senior Vice President and Chief Financial Officer of RAG American Coal Holding, Inc. since 1999. From 1993 to 1999, he was Vice President & Controller at Cyprus Amax Coal Company, and from 1991 to 1993, he was Vice President of Administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.'s coal and oil and gas subsidiaries. Prior to that Mr. Wood was employed by Pricewaterhouse Coopers.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report On Executive Compensation

        The compensation committee has the responsibility for reviewing and approving changes to Foundation's executive compensation programs. The compensation committee also approves all compensation payments to the CEO and the other executive officers, including base salary adjustments, annual incentives, and long-term incentive awards. The compensation committee discharges other responsibilities pertaining to Foundation such as company-wide salary adjustments and overall compensation and benefit policies and plans.

        For the fiscal year ended December 31, 2004, the compensation committee's activity focused on the key elements of the total direct compensation program for executive officers including the annual incentive payment levels for the executive management team for 2004 performance. The compensation committee also provided parameters for developing a long-term incentive plan for other key management, excluding executive management, such as vesting criteria, type of awards, eligible participants and implementation timing. The compensation committee receives input from Foundation's benefits committee, management and an independent compensation consultant retained by the compensation committee.

Compensation Philosophy

        Foundation's strategy is to establish executive compensation programs that retain, recruit and motivate a qualified executive management team that is needed to achieve long-term profitability of Foundation and enhance stockholder value. Foundation's compensation program is premised upon the following beliefs:

  (i)
  Programs will establish performance targets that translate into enhanced stockholder value,

  (ii)
  Programs will align the individual and collective performance of executive management with stockholder value,

  (iii)
  Total compensation should encourage the achievement of individual and collective company performance targets.

        The primary components of Foundation's executive compensation programs are base salary, annual bonus awards, and long-term equity incentive awards. The total compensation achievable should be generally competitive with the Compensation Comparison Group. This group includes Alpha Natural Resources, Arch Coal, Alliance Natural Resources, Consol Energy, James River, Massey Energy, Peabody Energy, and Westmoreland Coal.

Base Salary

        Base compensation is determined by the compensation committee based upon its philosophy that executive management base salaries should be generally competitive in the marketplace. The compensation committee will continue to evaluate the base salaries of all named executive officers on a regular basis to ensure that marketplace competitiveness is maintained, taking into account each executive's performance and contributions to Foundation, job experience, and retention value.

Annual Incentive Plan

        Foundation's annual incentive plan provides an opportunity for all salaried employees in Foundation to earn additional compensation for the achievement of certain individual and Foundation performance targets established by management. The percentage of base salary a salaried employee can receive is predetermined under the plan. Regarding the named executive officers, the percent of base pay and the performance targets are established by the Board.

        As it relates to executive managers including the named executive officers, for calendar year 2004, Foundation's performance targets were based (i) two-thirds on target free cash flow generated from the closing date of July 30, 2004 through December 31, 2004, pursuant to management's internal forecast as of early 2004 ("Q1 forecast") and (ii) one-third based on target EBITDA (as defined in the credit agreement among our subsidiary Foundation Coal Company and various parties) for the entire 2004 calendar year, pursuant to the Q1 forecast. For executive managers including the named executive officers (other than the CEO, who is discussed separately below), bonuses were determined as set forth in the table below:

Company Performance	Percent of Base Salary	Individual Performance	Percent of Base Salary
125% of Target	83.33	Maximum	41.67
100% of Target	33.33	Target	16.67
85% of Target	16.67	Below Target	8.33
Below 85% of Target	0.00

2004 Incentive Payments

        For the fiscal year ended December 31, 2004, Foundation awarded annual incentive payments to the CEO and the other four named executive officers as shown in the bonus column of the Summary Compensation Table. All other eligible executive managers were paid under the same annual incentive program. The incentive payments were based in part upon Foundation exceeding the free cash flow target based; however, the EBITDA target was not exceeded. The individual performance targets were deemed to be exceeded due primarily to the successful completion of several transactions by Foundation and its predecessor, including an initial public offering.

Long-Term Equity Incentives

        Foundation established its 2004 Stock Incentive Plan in July 2004. The primary purpose of the plan is to offer an incentive for the achievement of superior operating results that increase the equity value of Foundation for its shareholders. The compensation committee intends that these incentive opportunities will align the interest of management with the interests of shareholders, be competitive, and be based upon actual Foundation performance.

        In July 2004, the CEO and the other executive managers were eligible to participate in the long-term incentive opportunity. The equity participation was in the form of stock options issued pursuant to Foundation's 2004 Stock Incentive Plan. Of the options granted to the executive managers, twenty-eight (28) percent were time options and seventy-two (72) percent were performance options. The time options vest over a period of five years with the first vesting date at December 31, 2004; however, time options will immediately vest upon a change of control of Foundation (as defined in the Non-Qualified Stock Option Agreement by and between Foundation and the individual optionee). The performance options will vest on the eighth anniversary of the date of grant but the vesting may be accelerated based upon achieving predefined performance targets of EBITDA, free cash flow, cost per ton, and production. Also, all performance options will immediately vest upon a change of control of Foundation (as defined in the Non-Qualified Stock Option Agreement by and between Foundation and the individual optionee).

Compensation of the Chief Executive Officer

        Mr. Roberts' base salary is $600,000. A review of competitive market data conducted in July 2004 supports the competitiveness of this base salary.

        For the fiscal year ended December 31, 2004, Mr. Roberts' maximum annual incentive opportunity was 175% of his base salary, or $1,050,000. Mr. Roberts was awarded a target bonus payout of 75% of base salary or $450,000 under the plan. Mr. Roberts' incentive payments were based in part upon Foundation exceeding the free cash flow target; however, the EBITDA was not exceeded. His individual performance target was deemed to be exceeded as measured by the successful completion of several transactions by Foundation and its predecessor, including an initial public offering. During this time, strong operating and financial performance was maintained notwithstanding the many and varied demands placed upon Mr. Roberts.

Deductibility of Compensation

        Under Section 162(m) of the Internal Revenue Code, Foundation is subject to the loss of the deduction for compensation in excess of $1 million paid to one or more of the executive officers named in this proxy statement. This deduction can be preserved if Foundation complies with certain conditions in the design and administration of these compensation programs.

Prakash A. Melwani, Chairman Alex T. Krueger William J. Crowley, Jr.

Compensation Committee Interlocks and Insider Participation

        Directors Melwani, Krueger and Crowley were members of the compensation committee during 2004. None of the members of the compensation committee has ever been an officer or employee of Foundation Coal Holdings, Inc. or any of its subsidiaries.

        In 2004, none of Foundation's executive officers:

  •
  served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the Board of Directors) of another entity, one of whose executive officers served on Foundation's compensation committee or Board of Directors; or

  •
  served as a director of another entity, one of whose executive officers served on Foundation's compensation committee.

        The following tables show, for the last fiscal year, compensation information for Foundation's Chief Executive Officer and the next four most highly compensated executives. Other tables that follow provide more detail about the specific type of compensation. Each of these officers is referred to as a "named executive officer."

Summary Compensation Table:

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Performance Bonus ($)	Other Annual Compensation ($)		LTIP-Payouts*	All Other Compensation
James F. Roberts President and Chief Executive Officer	2004	$571,388	$450,000	$1,118,550	(a)	$1,190,919	$253,293	(f)
Thomas J. Lien Senior Vice President, Western Operations	2004	$224,409	$90,000	$60,000	(b)	$396,974	$1,000,881	(g)
Frank J. Wood Senior Vice President and Chief Financial Officer	2004	$204,875	$200,000	$513,185	(c)	$396,974	$201,112	(h)
Greg A. Walker Senior Vice President, General Counsel and Secretary	2004	$230,406	$175,000	$453,185	(d)	$396,974	$147,479	(i)
John R. Tellmann Senior Vice President, Sales and Marketing	2004	$257,197	$170,000	$443,050	(e)	$396,974	$77,231	(j)

*
Upon closing of the Acquisition, Messrs. Roberts, Tellmann, Walker, Wood and Lien received payouts through RAG American Coal Holding, Inc. from grants awarded in 2002 and 2003 under RAG Coal International AG's long-term incentive plan.

(a)
Includes $8,000 disability insurance payment, $710,000 transaction bonus paid immediately after closing, $383,050 tax allowance and $17,500 director's fees.

(b)
Includes $60,000 transaction bonus paid immediately after closing of the Acquisition.

(c)
Includes $360,000 transaction bonus paid immediately after closing of the Acquisition and $153,185 tax allowance.

(d)
Includes $300,000 transaction bonus paid immediately after closing of the Acquisition and $153,185 tax allowance.

(e)
Includes $60,000 transaction bonus paid immediately after closing of the Acquisition and $383,050 tax allowance.

(f)
Includes $247,252 Supplemental Executive Retirement Plan payment and $6,041 Registrant contribution to Defined Contribution plan.

(g)
Includes $357,230 Supplemental Executive Retirement Plan payment, $6,700 Registrant contribution to Defined Contribution plan and $636,951 change of control agreement.

(h)
Includes $194,970 Supplemental Executive Retirement Plan payment and $6,142 Registrant contribution to Defined Contribution plan.

(i)
Includes $140,600 Supplemental Executive Retirement Plan payment and $6,879 Registrant contribution to Defined Contribution Plan.

(j)
Includes $71,117 Supplemental Executive Retirement Plan payment and $6,114 Registrant contribution to Defined Contribution plan.

Employment Agreements and Termination and Change of Control Provisions

  James F. Roberts

        We have entered into an employment agreement with James F. Roberts, effective July 30, 2004, to serve as President, Chief Executive Officer and member of our Board of Directors. The term of the agreement is through July 30, 2007, unless terminated earlier by us or Mr. Roberts. The employment agreement provides for an initial annual base salary of $600,000, which may be adjusted from time to time by the compensation committee. The compensation committee approved an increase in Mr. Roberts's salary of 2.5%; the increase took effect on January 1, 2005. The employment agreement also provides for an annual bonus payment based upon the achievement of certain individual and company performance targets established by the Board of Directors, in consultation with Mr. Roberts. Mr. Roberts is entitled to receive stock options under the 2004 Stock Incentive Plan, $8,000 per year for a disability insurance plan of his choice and the use of an automobile in accordance with the policies of Foundation.

        If Mr. Roberts' employment is terminated by us without "cause" or if Mr. Roberts resigns for "good reason" (as such terms are defined in the employment agreement), Mr. Roberts will receive (a) the accrued but unpaid salary, bonus and reimbursements through the date of termination, (b) the target annual bonus for the year of termination, prorated to the amount of time actually employed during such year and (c) subject to Mr. Roberts' compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus for the greater of (i) the remainder of his term under the employment agreement and (ii) two years, such payment to be received in bi-monthly installments during the one-year period following termination.

        Under the terms of the agreement, Mr. Roberts may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during Mr. Roberts' term of employment and (a) for a period of one year following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not compete with us or our subsidiaries, and (b) for a period of two years following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not solicit or hire our employees or employees of our subsidiaries.

  Greg A. Walker, Frank J. Wood, Michael R. Peelish, Klaus-Dieter Beck, James J. Bryja, James A. Olsen and John R. Tellmann

        We have entered into employment agreements effective July 30, 2004 with Greg A. Walker to serve as Senior Vice President, General Counsel and Secretary, Frank J. Wood to serve as Senior Vice President and Chief Financial Officer, Michael R. Peelish to serve as Senior Vice President, Safety and Human Resources, Klaus-Dieter Beck to serve as Senior Vice President, Planning and Engineering, James J. Bryja to serve as Senior Vice President, Eastern Operations, James A. Olsen to serve as Senior Vice President, Development and Information Technology, and John R. Tellmann to serve as Senior Vice President, Sales and Marketing (for purposes of this section, the "Executive Officers"). The term of each agreement is through July 30, 2006, unless terminated earlier by us or the Executive Officer.

        The employment agreements for Mr. Walker, Mr. Wood, Mr. Peelish, Mr. Beck, Mr. Bryja, Mr. Olsen and Mr. Tellmann provide for initial annual base salaries of $230,397, $204,867, $194,361, $225,000, $229,500, $183,855 and $257,187, respectively, the base salaries may be adjusted from time to time by the compensation committee. The compensation committee approved a 2.5% increase in each of the base salaries of the Executive Officers, excluding Mr. Wood. Mr. Wood's salary was increased to $270,000. The salary increases took effect January 1, 2005. Each of these agreements provides for an annual bonus payment based upon the achievement of certain individual and company performance targets established by the Board of Directors, in consultation with the respective Executive Officer.

Each Executive Officer is entitled to receive stock options under the Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan.

        Under each of these agreements, if the Executive Officer's employment is terminated by us without "cause" or if the Executive Officer resigns for "good reason" (as such terms are defined in the employment agreement), the Executive Officer will receive (a) the accrued but unpaid salary, bonus, and reimbursements through the date of termination, (b) the target annual bonus for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to the Executive Officer's compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination.

        Under the terms of each agreement, the Executive Officer may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during the Executive Officer's term of employment and (a) for a period of nine months following the date the Executive Officer ceases to be employed by us, the Executive Officer may not compete with us or our subsidiaries, and (b) for a period of two years following the date the Executive Officer ceases to be employed by us, the Executive Officer may not solicit or hire our employees or employees of our subsidiaries.

  Thomas Lien

        We entered into an employment agreement with Thomas Lien, effective January 1, 2002, to serve as Senior Vice President, Western Operations. The agreement expired on December 31, 2004.

        The employment agreement of Mr. Lien provided for an annual base salary of $220,000 and eligibility to participate in other compensations plans and policies as they may be provided by us.

        A separate change of control agreement, also dated January 1, 2002, provides a payment equal to the sum of (a) two years of unadjusted base salary, (b) an amount representing the target bonus for two bonus cycles, (c) deferred compensation and (d) accrued and unpaid incentive compensation and vacation pay. Under the terms of the agreement, Mr. Lien may not disclose any confidential information concerning us, our subsidiaries or affiliates.

        Payment under the agreement was triggered because the sale our Colorado operation and the Acquisition during 2004 constituted a change of control under the provisions of the agreement. The payments made to Mr. Lien pursuant to the agreement are set forth in the Other Compensation Column of the Summary Compensation Table.

Option Grants In Last Fiscal Year

        This table shows stock options granted to the named executive officers during the 2004 fiscal year. All stock options listed below were granted to executive officers under the Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan.

	Individual Grants(1)						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term($)(4)
Name	Number of Securities Underlying Options Granted(2)	% Of Total Options Granted to Employees In Fiscal 2004		Exercise of Base Price ($/Sh)(3)		Expiration Date	5%	10%
James F. Roberts	300,842 782,189	8.50 22.11	% %	$ $	4.87 8.53	8/10/14 8/10/14	$921,548 4,196,733	$2,335,370 10,635,283
John R. Tellmann	92,095 239,446	2.60 6.77	% %	$ $	4.87 8.53	8/10/14 8/10/14	$282,108 1,284,716	$714,913 3,255,704
Greg A. Walker	104,374 271,371	2.95 7.67	% %	$ $	4.87 8.53	8/10/14 8/10/14	$319,722 1,456,005	$810,232 3,689,783
Frank J. Wood	110,513 287,335	3.12 8.12	% %	$ $	4.87 8.53	8/10/14 8/10/14	$338,527 1,541,659	$857,888 3,906,842

(1)
All such 2004 option grants are reflected in this table. Options were not granted to Thomas J. Lien during 2004.

(2)
Time and performance options were granted pursuant to the Foundation's 2004 Stock Incentive Plan. Time options vest with respect to 20% of the option shares on December 31, 2004 and an additional 20% on each December 31 thereafter. Performance options will vest on August 10, 2012. However, each calendar year through December 31, 2008, and upon the achievement of certain annual performance targets, the options are subject to partial accelerated vesting. For the fiscal year ended December 31, 2004, the compensation committee determined to accelerate vesting in connection with 10% of the performance options. Time and performance option vesting is conditioned upon continued employment of an optionee.

(3)
The exercise price is equal to the fair market value or a function of the fair market value of Foundation common stock, as determined by the initial $10.00 per share investment by our sponsors. The number of shares underlying the options and the exercise prices above reflect adjustments for the 2.06 for 1 split declared by our Board on December 8, 2004.

(4)
There can be no assurance provided to the named executive officer or any other holder of Foundation's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of Foundation common stock appreciates over the option term, no additional value will be realized from the option granted to the named executive officers.

Stock Option Exercises in 2004 and Year-end Option Values

        This table shows the value of unexercised stock options held by each named executive officer as of December 31, 2004. None of the named executive officers exercised any options in 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)
			Value of Unexercised In the Money Options At Fiscal Year End($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
James F. Roberts	138,388	944,643	2,230,996	14,606,526
John R. Tellmann	42,364	289,177	682,962	4,471,396
Greg A. Walker	48,013	327,732	774,031	5,067,552
Frank J. Wood	50,837	347,011	819,558	5,365,650
Thomas J. Lien	0	0	0	0

(1)
Calculated by subtracting the option exercise price from the closing price of Foundation common stock on December 31, 2004, as reported on New York Stock Exchange, and multiplying the difference by the applicable number of exercisable or unexercisable option shares. Each executive is responsible for income taxes. The executive recognizes income on the date of exercise equivalent to the difference between exercise price and the fair market value on the date of exercise.

Equity Compensation Plan Information

        This table provides information about our common stock subject to equity compensation plans as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Approved By Stockholders*	3,536,431	7.51	2,442,052

*
We have one active equity compensation plan, the 2004 Stock Incentive Plan, as amended, and approved by stockholders December 8, 2004.

Pension Plan Information

        The following table shows the estimated annual benefit payable under the Qualified Salaried Plan and Supplemental Executive Retirement Plan for Messrs. Roberts, Tellmann, Walker, Wood and Lien commencing at normal retirement age:

	Years of Service
Final Average Earnings
	5	15	20	25	30	35	40
$200,000	$17,000	$51,000	$68,000	$85,000	$102,000	$119,000	$136,000
$300,000	26,000	77,000	102,000	128,000	153,000	179,000	204,000
$400,000	34,000	102,000	136,000	170,000	204,000	238,000	272,000
$500,000	43,000	128,000	170,000	213,000	255,000	298,000	340,000
$600,000	51,000	153,000	204,000	255,000	306,000	357,000	408,000
$800,000	68,000	204,000	272,000	340,000	408,000	476,000	544,000
$1,000,000	85,000	255,000	340,000	425,000	510,000	595,000	680,000

        Under our Qualified Salaried Plan and Supplemental Executive Retirement Plan, benefits are determined on the basis of combined annual salary and bonus as reported under Annual Compensation in the Summary Compensation Table (but not including the compensation reported under Other Annual Compensation). Benefits under the Qualified Salaried Plan are subject to a pay limit. The Supplemental Executive Retirement Plan is a restoration plan that makes up for benefits lost to highly paid employees due to the application of benefit and pay limits.

        The above benefit amounts are payable as single life annuities at a normal retirement age of 65. These amounts are reduced by a Social Security benefit.

        The estimated credited years of service as of January 1, 2005 for the named executive officers are as follows: Mr. Roberts—5.00 years, Mr. Tellmann—4.91 years, Mr. Walker—15.91 years, Mr. Lien—24.75 years and Mr. Wood—25.58 years.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and accompanying footnotes show information as of March 31, 2005, regarding the beneficial ownership of our common stock by:

  •
  each person who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our Board of Directors and each of our named executive officers; and

  •
  all members of our Board of Directors and our executive officers as a group.

        The number of shares and percentages of beneficial ownership set forth below are based on 44,627,047 shares of our common stock issued and outstanding as of March 31, 2005.

Name of Beneficial Owner	Number of Shares Owned	Right to Acquire	Total	Percentage
The First Reserve Fund IX, L.P(1)	8,514,758	—	8,514,758	19
The Blackstone Group(2)	8,514,758	—	8,514,758	19
AMCI Acquisition, LLC(3)	3,005,210	—	3,005,210	6
James F. Roberts(4)(5)	108,505	138,387	246,892	*
John R. Tellmann(4)(5)	108,505	42,364	150,869	*
James J. Bryja(4)(5)	64,002	42,364	106,366	*
Klaus-Dieter Beck(4)(5)	46,102	42,364	88,466	*
Michael R. Peelish(4)(5)	42,252	45,188	87,440	*
Greg A. Walker(4)(5)	42,002	48,012	90,014	*
Frank J. Wood(4)(5)	47,002	50,836	97,838	*
James A. Olsen(4)(5)	33,001	42,364	75,365	*
Thomas J. Lien(4)	1,100	—	1,100	*
Alex T. Krueger(6)	—	—	—	—
William E. Macaulay(6)	—	—	—	—
Stephen A. Schwarzman(2)	8,514,758	—	8,514,758	19
Peter G. Peterson(2)	8,514,758	—	8,514,758	19
Joshua H. Astrof(7)	—	—	—	—
David I. Foley(7)	—	—	—	—
Prakash A. Melwani(7)	—	—	—	—
Hans J. Mende(3)	3,005,210	—	3,005,210	6
William J. Crowley, Jr.(4)(8)	9,000	—	9,000	*
Joel Richards, III (4)(9)	3,000	—	3,000	*
All directors and executive officers as a group (16 persons)*	504,471	451,879	956,350	2

*
Approximately 2 percent of shares of common stock outstanding (excluding, in the case of all directors and executive officers as a group, shares beneficially owned by First Reserve Fund IX, L.P., the Blackstone Group and AMCI Acquisition, LLC.)

  Under the SEC's rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock which they beneficially own. All persons listed have an address in care of Foundation's principal executive offices, except as otherwise noted. All information with respect to beneficial ownership has been furnished to us by our respective stockholders, unless otherwise noted.

(1)
Includes beneficial ownership of shares of common stock of Foundation Coal Holdings, Inc. beneficially owned by First Reserve Fund IX, L.P. First Reserve GP IX, L.P. is the general partner of First Reserve Fund IX, L.P. First Reserve GP IX, Inc. is the general partner of First Reserve GP IX, L.P. and First Reserve Corporation is the adviser to First Reserve Fund IX, L.P. The address of First Reserve GP IX, Inc., First Reserve GP IX, L.P., First Reserve Corporation and First Reserve Fund IX, L.P. is One Lafayette Place, Greenwich, CT 06830.

(2)
Includes beneficial ownership of shares of common stock of Foundation Coal Holdings, Inc. owned by each of Blackstone FCH Capital Partners IV L.P. and Blackstone Family Investment Partnership IV-A L.P. (the "Blackstone Funds"), for each of which Blackstone Management Associates IV L.L.C. ("BMA") is the general partner having voting and investment power over the common stock held or controlled by each of the Blackstone Funds. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA, and as such may be deemed to share beneficial ownership of the shares of common stock held or controlled by the Blackstone Funds. Each of BMA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares of common stock. The address of Messrs. Peterson and Schwarzman, BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(3)
Includes voting shares of common stock owned by AMCI Acquisition, LLC, of which Hans J. Mende, one of the directors of Foundation Coal Holdings, Inc., holds a 40% beneficial interest, and The Kirmar Limited Partnership (of which Mr. Mende owns a .6% general partnership interest, a .4% general partnership interest held jointly with Fritz R. Kundrun (with rights of survivorship) and his son and daughter each own a 49.5% limited partnership interest) owns a 10% beneficial interest. Mr. Mende may be deemed to have sole investment power over The Kirmar Limited Partnership's beneficial interests. The address for each of the above entities and Mr. Mende is c/o AMCI Acquisition, LLC, One Energy Place, Latrobe, PA 15650 Attention: Hans J. Mende.

(4)
The address for each of Messrs. Roberts, Wood, Bryja, Lien, Tellmann, Walker, Beck, Olsen, Peelish, Crowley and Richards is c/o Foundation Coal Holdings, Inc., 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090.

(5)
Of the shares beneficially owned by each of Messrs. Roberts, Tellmann, Bryja, Beck, Peelish, Walker, Wood and Olsen, they have the right to acquire beneficial ownership of 60,168, 18,419, 18,419, 18,419, 19,647, 20,875, 22,103 and 18,419 shares, respectively, pursuant to time options which vested on December 31, 2004. Additionally, of the shares beneficially owned by each of Messrs. Roberts, Tellmann, Bryja, Beck, Peelish, Walker, Wood and Olsen, they have the right to acquire beneficial ownership of 78,219, 23,945, 23,945, 23,945, 25,541, 27,137, 28,733 and 23,945 shares, respectively, pursuant to performance options which vested on December 31, 2004.

(6)
Mr. Krueger is an executive officer of First Reserve GP IX, Inc. and disclaims beneficial ownership of any shares owned by such entity or its affiliates. Mr. Macaulay is the Chief Executive Officer and a member of the Board of Directors of First Reserve Corporation and disclaims beneficial ownership of any shares owned by such entity or its affiliates. The address of First Reserve GP IX, Inc., First Reserve GP IX, L.P., First Reserve Fund IX, L.P., Alex T. Krueger and William E. Macaulay is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(7)
Messrs. Melwani and Foley, each a director of Foundation Coal Holdings, Inc., is a member of BMA and disclaims any beneficial ownership of the shares of common stock held by the Blackstone Funds. Mr. Astrof is not a member of BMA. The address of Joshua H. Astrof, David I.

  Foley and Prakash A. Melwani is c/o The Blackstone Group L.P. 345 Park Avenue, New York, NY 10154.

(8)
Includes 3,000 shares of restricted stock granted to Mr. Crowley as a Director of Foundation of which 600 (20%) shares vested on December 31, 2004 and 600 (20%) vest on each anniversary of December 31.

(9)
Includes 3,000 shares of restricted stock granted to Mr. Richards as a Director of Foundation of which 20% vest on December 31, 2005 and 20% vest on each anniversary of December 31.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Foundation's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of Foundation's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Foundation "s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Foundation with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Foundation believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2004, were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners except that due to an administrative error by Foundation, Mr. Crowley reported the award of restricted stock he received in December 2004, pursuant to Foundation's 2004 Stock Incentive Plan on a late filed Form 5.

Stock Performance Graph

        The following chart, produced by Research Data Group, depicts Foundation's performance for the period beginning on December 9, 2004 and ending December 31, 2004, as measured by total stockholder return on the common stock compared with the total return of the Russell 2000 Index and a custom composite index. The custom composite index includes Peabody Energy Corporation, Arch Coal, Inc., Massey Energy Company, Consol Energy, Inc. and Westmoreland Coal Company.

COMPARISON OF ONE MONTH CUMULATIVE TOTAL RETURN*
Among Foundation Coal Holdings, Inc., The Russell Index and a Peer Group

*
$100 invested on 12/9/04 in stock or index—including reinvestment of dividends.
Fiscal year ending December 31.

        Notwithstanding anything to the contrary set forth in any of Foundation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by Foundation under those statutes, the preceding Report of the Compensation Committee of the Board of Directors on Executive Compensation, Audit Committee Report and Foundation's Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by Foundation under those statutes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Stock Purchase Agreement

        On May 24, 2004, our subsidiary, Foundation Coal Corporation, entered into a stock purchase agreement with RAG Coal International AG, a company organized under the laws of Germany (the "Seller") to acquire the outstanding capital stock of certain subsidiaries of the Seller (collectively, the "Acquired Companies"), consisting primarily of the Seller's North American coal operations, including its Wyoming, Pennsylvania, West Virginia and Illinois mining operations (the "Acquisition"). The Acquired Companies exclude the Seller's Colorado mining operations, which were sold to a third party on April 15, 2004. The stock purchase agreement provided for the acquisition by Foundation Coal Corporation of:

  •
  all of the issued and outstanding shares of each of RAG Coal West, Inc. and RAG Wyoming Land Company from RAG American Coal Company, LLC, an indirect wholly owned subsidiary of Seller, for $375 million; and

  •
  all of the issued and outstanding shares of RAG American Coal Holding, Inc. from the Seller for $600 million of cash, including a minimum of $50 million of cash on the balance sheet.

        The purchase price for the Acquired Companies was approximately $975 million. The Acquisition closed on July 30, 2004.

        The stock purchase agreement contains customary seller representations and warranties of the Seller, customary buyer representations and warranties of Foundation Coal Corporation and customary covenants and other agreements between the Seller and Foundation Coal Corporation.

        The stock purchase agreement provides for indemnification for losses relating to specified events, circumstances and matters. The Seller has agreed to indemnify Foundation Coal Corporation from certain liabilities, including:

  •
  any losses arising from the inaccuracy of any representation or the breach of any warranty of the Seller contained in the stock purchase agreement;

  •
  any losses arising from breaches or defaults in the performance of any covenant undertaking or other agreement or obligation of the Seller pursuant to the stock purchase agreement;

  •
  any liabilities (including costs and expenses) arising out of or related to any debt of any of the Acquired Companies outstanding as of the closing of the Acquisition;

  •
  any liabilities of certain entities operating in Colorado that were sold by RAG American Coal Company, LLC to a third party under a stock purchase agreement dated as of February 29, 2004, including liabilities resulting from their operations, properties or assets, and any liabilities under that stock purchase agreement and from the spin off of certain assets and liabilities from certain employee benefit plans of RAG American Coal Company, LLC in connection therewith; and

  •
  certain tax liabilities, including liabilities for taxes related to pre-closing tax periods.

        The stock purchase agreement does not allow Foundation Coal Corporation to make a claim for indemnification for any loss relating to a breach of a representation or warranty or covenant unless the losses for any claim or series of related claims exceed $1.5 million (other than for losses relating to certain specified representations and warranties and covenants). The Seller's indemnification obligations with respect to breaches of representations and warranties and covenants are subject to a deductible for the first $15 million in damages (other than for losses relating to certain specified representations and warranties and covenants not subject to the deductible). After Foundation Coal Corporation has incurred damages as a result of breaches of representations and warranties and covenants contained in the stock purchase agreement that are subject to the deductible in excess of the deductible, the Seller is required to indemnify Foundation Coal Corporation for the amount by which such claims for indemnity or damages exceed the deductible up to a $200 million cap (other than for losses relating to certain specified representations and warranties and covenants not subject to the cap).

Ancillary Agreements

        In addition to the stock purchase agreement, we entered into the following ancillary agreements governing certain relationships between and among the parties after the closing of the Acquisition.

Stockholders Agreement

        We have entered into a stockholders agreement. On October 4, 2004, we amended and restated our stockholders agreement with First Reserve, Blackstone and AMCI (each a "sponsor") and certain management stockholders, the agreement became effective upon the consummation of our initial public offering.

        The stockholders agreement provides that our Board of Directors would initially consist of eight members upon the consummation of our initial public offering. The board may be subsequently expanded to include such additional independent directors as may be required by the rules of any exchange on which shares of our common stock are traded. Pursuant to the stockholders agreement each of Blackstone and First Reserve designated three nominees for election. Blackstone and First Reserve also designated one joint nominee. The stockholders agreement further provides that, the Board of Directors will designate the other nominee who must be "independent" as such term is defined by the NYSE rules, and such nominee must be reasonably acceptable to both Blackstone and First Reserve. If at any time, either Blackstone or First Reserve and their affiliates as a group beneficially own less than 66 2/3% of the aggregate number of shares owned by the other, then such sponsor will be entitled only to designate two directors, and if at any time either Blackstone or First Reserve and their affiliates as a group own less than 33 1/3% of the aggregate number of shares owned by the other, then such sponsor will be entitled only to designate one director.

        All significant decisions involving us require the approval of our Board of Directors, acting by a simple majority vote, provided however that so long as each of Blackstone and First Reserve is entitled to designate at least two nominees for election and at least one of such designees is serving as a director and Blackstone and First Reserve collectively own at least 20% of the outstanding shares of our common stock, then the approval of at least one director solely designated by First Reserve and the approval of at least one director solely appointed by Blackstone will also be required for certain actions, such as the appointment, removal or termination of our CEO or other senior officers; the issuance or reclassification of any of our stock or other securities; any declaration or payment of dividends; any purchase, sale, lease, encumbrance, transfer or other acquisition or disposition of any of our assets having an aggregate value in excess of $20 million; any merger, consolidation, conversion, business combination or joint venture involving us or any of our subsidiaries; any transaction involving us on the one hand, and the sponsors or their affiliates on the other; any incurrence of indebtedness in excess of $20 million; the approval of our operating budget, capital budget and/or business plan; and the incurrence of any unbudgeted capital expenditures in excess of $10 million.

        Pursuant to a letter agreement, dated August 17, 2004, between First Reserve and AMCI, for so long as First Reserve is entitled to appoint three directors to our board, it will appoint one person designated by AMCI who is reasonably satisfactory to First Reserve. Initially, this person was Hans J. Mende. Should First Reserve not be entitled to appoint three directors to our board, it will have no obligation to appoint a person designated by AMCI.

Registration Rights Agreement

        The registration rights agreement provides that, in connection with a public offering and sale, each of First Reserve, Blackstone and AMCI will, in certain circumstances, have the ability to require us to register its shares of our common stock. In addition, in connection with other registered offerings by us, holders of shares of our common stock will have the ability to exercise certain piggyback registration rights with respect to such shares.

Transaction Fee and Monitoring Agreement; Termination Payment

        In connection with the Acquisition, Blackstone FCH Capital Partners IV L.P., Blackstone Family Investment Partnership IV, First Reserve Fund IX, L.P. and AMCI Acquisition, LLC ("the sponsors") entered into a transaction fee and monitoring agreement with our subsidiary Foundation Coal Corporation "FCC" relating to certain monitoring, advisory and consulting services under the monitoring agreement. In addition, FCC paid a transaction and advisory fee to the sponsors in an aggregate amount of $11.7 million upon the completion of the Acquisition. Under the monitoring agreement, FCC agreed to pay to the sponsors an aggregate annual monitoring fee of approximately $2 million and reimbursed the sponsors for their out-of-pocket expenses. Foundation therefore paid the sponsors $2 million. As a result of our initial public offering, the monitoring agreement terminated and the sponsors received a termination payment equal to $2 million. FCC agreed to indemnify the sponsors and their respective affiliates, directors, officers and representatives for any and all losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of the sponsors pursuant to, and the performance by them of the services contemplated by, the transaction and monitoring fee agreement.

Acquisition—Related Payments

        Upon closing of the Acquisition, Messrs. Roberts, Tellmann, Walker, Wood and Lien received payouts through RAG American Coal Holding, Inc. from grants awarded in 2002 and 2003 under RAG Coal International AG's long-term incentive plan totaling $1,190,919, $396,974, $396,974, $396,974 and $396,974, respectively. Additionally, immediately following the Acquisition, Foundation Coal Corporation made distributions to Messrs. Roberts, Tellmann, Walker, Wood and Lien of $247,252, $71,117, $140,600, $194,970 and $357,230, respectively, under RAG American Holding, Inc.'s Senior Executive Retirement Plan. These distributions were triggered because the Acquisition constituted a change of control under the plan.

        Messrs. Roberts, Tellmann, Walker, Lien and Wood received transaction bonuses in connection with the Acquisition of $710,000, $60,000, $300,000, $60,000 and $360,000, respectively. These bonuses were paid by RAG American Coal Holding, Inc. immediately prior to the closing of the Acquisition.

Coal Sales

        From time to time, as is customary in our industry, we buy and sell coal from other producers. In connection therewith, we have commitments to sell from several of our mines approximately 500,000 tons of coal in the aggregate to Alpha Coal Sales, LLC, an affiliate of ours, at market prices, with an option to purchase up to 25,000 tons more upon agreement of the parties. The proposed transactions commenced in January 2005 and conclude in March 2006. Any such sales are made on arm's length terms and are therefore subject to our usual spot sales agreements, including customary pricing terms, quality adjustments, rejection and suspension rights and events of default. At the time the contract was executed, First Reserve and AMCI beneficially own approximately 55% and 45%, respectively, of the parent entity of Alpha Coal Sales, LLC. Subsequently, the parent of Alpha Coal Sales, LLC consummated an initial public offering resulting in a decrease in First Reserve and AMCI's ownership interests.

********************

        It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors

Greg A. Walker Senior Vice President and Corporate Secretary

April 15, 2005
Linthicum Heights, Maryland

EXHIBIT A

FOUNDATION COAL HOLDINGS, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

1.     PURPOSE

        The Audit Committee (the "Committee") shall:

  1.
  Provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders and the investment community with respect to its oversight of:

  1.
  The quality and integrity of the corporation's financial statements;

  2.
  The corporation's compliance with legal and regulatory requirements;

  3.
  The independent auditor's qualifications and independence; and

  4.
  The performance of the corporation's internal audit function and independent auditors.

  2.
  Prepare the report that Securities and Exchange Commission ("SEC") rules require be included in the corporation's annual proxy statement.

2.     STRUCTURE AND OPERATIONS

Composition and Qualifications

        The Committee shall be comprised of three or more members of the Board of Directors. Subject to the phase-in rules of the New York Stock Exchange (the "NYSE") in connection with the corporation's initial public offering, each of the members of the Committee shall be determined by the Board of Directors to be "independent" under the rules of the NYSE and the Sarbanes-Oxley Act. No member of the Committee may serve on the audit committee of more than three public companies, including the corporation, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

        All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment) and at least one member must be a "financial expert" under the requirements of the Sarbanes-Oxley Act. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the corporation or by a third party.

        No member of the Committee shall receive compensation other than (i) director's fees for service as a director of the corporation, including reasonable compensation for serving on the Committee and regular benefits that other directors receive and (ii) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the corporation.

Appointment and Removal

        The members of the Committee shall be appointed by the Board of Directors upon the recommendation of the Board of Directors' Nominating and Corporate Governance Committee and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation, retirement, removal from office or death. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

        Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all meetings of the Committee and set the agendas for Committee meetings.

3.     MEETINGS

        The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately with all members of the corporation's senior management, the director of the internal auditing department and the independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the corporation's financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairman of the Board or any member of the Committee may call meetings of the Committee in each case on at least twenty-four hours' notice to each Committee member.

        All meetings of the Committee may be held by telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings. A majority of the Committee members shall constitute a quorum for the transaction of the Committee's business. The Committee shall act upon the vote of a majority of its members at a duly called meeting at which a quorum is present. Any action of the Committee may be taken by a written instrument signed by all of the members of the Committee. Meetings of the Committee may be held at such place or places as the Committee shall determine or as may be specified or fixed in the respective notice or waiver of notice for a meeting.

        All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, members of management of the corporation, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

4.     RESPONSIBILITIES AND DUTIES

        The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional or substitute functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

        The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain and terminate outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention. The corporation shall provide for appropriate funding for such counsel or experts retained by the Committee. Each member of the Committee, in the performance of such member's duties, will be entitled to rely in good faith upon the information, opinions, reports or statements presented to the Committee by any of the corporation's officers or employees or by any other person as to matters such member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

        The Committee shall be given full access to the corporation's internal audit group or third party performing that service, Board of Directors members, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors.

        Notwithstanding the foregoing, the Committee is not responsible for certifying the corporation's financial statements or guaranteeing the auditor's report. The fundamental responsibility for the corporation's financial statements and disclosures rests with management and the independent auditors.

Documents/Reports Review

  1.
  Meet to review and discuss with management and the independent auditors prior to public dissemination the corporation's annual audited financial statements and quarterly financial statements, including reviewing the corporation's specific disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

  2.
  Review and discuss with management and the independent auditors the corporation's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee's discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and should take place in advance of each earnings release or each instance in which the corporation may provide earnings guidance.

  3.
  Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the corporation's by-laws and the resolutions or other directives of the Board of Directors, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

Independent Auditors

  4.
  Retain and terminate independent auditors and approve all audit engagement fees and the terms and conditions thereof.

  5.
  Inform each registered public accounting firm performing work for the corporation that such firm shall report directly to the Committee.

  6.
  Oversee the work of any registered public accounting firm employed by the corporation, including the resolution of any disagreement between management and the auditor regarding financial accounting and reporting, for the purpose of preparing or issuing an audit report or related work.

  7.
  Pre-approve both audit and permitted non-audit services to be performed by the independent auditors and related fees. The Committee may (i) delegate to one or more of its members the ability to pre-approve such services and fees, provided that any such pre-approval is presented to the full Committee at its next scheduled meeting and/or (ii) pre-approve audit and non-audit services based on policies and procedures adopted by the Committee, provided (a) the policies and procedures are detailed as to the particular service, (b) the Committee is informed of each service on a timely basis, (c) such policies and procedures do not include delegation of the Committee's responsibilities to management and (d) such policies and procedures are disclosed in Foundation's annual reports.

  8.
  Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

  1.
  Obtain and review a report by the corporation's independent auditor describing: (i) the auditing firm's internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor's independence, all relationships between the independent auditor and the corporation;

  2.
  Ensure the rotation of the lead audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself.

  3.
  Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the corporation in each of the five previous fiscal years of that corporation.

  4.
  Consider the opinions of management and the corporation's internal auditors (or other personnel responsible for the internal audit function).

Financial Reporting Process

  9.
  In consultation with the independent auditors, management and the internal auditors, review the integrity of the corporation's financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor the following: (i) reports from the independent auditors regarding all critical accounting policies and practices to be used by the corporation; (ii) reports from the independent auditors analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the corporation's management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) reports from the independent auditors regarding any other material written communications between the independent auditor and the corporation's management; (iv) major issues identified by the independent auditors or management regarding accounting principles and financial statement presentations, including any significant changes in the corporation's selection or application of accounting principles; (v) major issues as to the adequacy of the corporation's internal controls and any specific audit steps adopted in light of material control deficiencies; and (vi) policies with respect to risk assessment and risk management.

  10.
  Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the corporation.

  11.
  Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management and (ii) management's responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement and (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to the corporation.

  12.
  Review and discuss with the independent auditor the responsibilities, budget and staffing of the corporation's internal audit function.

Legal Compliance / General

  13.
  Review periodically, with the corporation's counsel, any legal matter that could have a significant impact on the corporation's financial statements.

  14.
  Discuss with management and the independent auditors the corporation's guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  15.
  Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the corporation was employed by the registered public accounting firm and participated in the audit of the corporation within one year of the initiation of the current audit.

  16.
  Establish procedures for: (i) the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.

Reports

  17.
  Approve and adopt a Code of Conduct and Business Ethics for all directors, officers and employees of the corporation and monitor developments applicable to such Code to enable the Committee to amend such Code as may be appropriate. No waiver of such Code will be granted except by a vote of the Board or the Audit Committee, which will determine whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the corporation.

  18.
  Prepare all Committee reports required to be included in the corporation's proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

  19.
  Report regularly to the full Board of Directors:

  (i)
  any issues that arise with respect to the quality or integrity of the corporation's financial statements, the corporation's compliance with legal or regulatory requirements, the performance and independence of the corporation's independent auditors or the performance of the internal audit function;

  (ii)
  following all meetings of the Committee; and

  (iii)
  such other matters as are relevant to the Committee's discharge of its responsibilities.

        The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

  20.
  Maintain minutes or other records of meetings and activities of the Committee.

5.     ANNUAL PERFORMANCE EVALUATION

        The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the powers of the Committee and the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

VI.   UNDERSTANDING AS TO THE COMMITTEE'S ROLE

        Management of the corporation and its subsidiaries are responsible for the day-to-day operation of their respective businesses. As a result, the corporation's officers and employees and other persons who may be engaged by the Committee may have more time, knowledge and detailed information about the corporation than do the Committee members. The Committee will review information, opinions, reports or statements presented to the Committee by the corporation's officers or employees or other persons as to matters the Committee members reasonably believe are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation. While the Committee has the responsibilities and powers set forth in this Charter, each member of the Committee, in the performance of his or her duties, will be entitled to rely in good faith upon reports presented to the Committee by these experts. Accordingly, the Committee's role does not provide any special assurances with regard to matters that are outside the Committee's area of expertise or that are the traditional responsibility of management.

EXHIBIT B

FOUNDATION COAL HOLDINGS, INC.
AUDIT COMMITTEE PRE-APPROVAL POLICY

I.     Purpose of Policy

        Under the Sarbanes-Oxley Act of 2002 (the "Act"), and the rules of the Securities and Exchange Commission (the "SEC"), the Audit Committee (the "Audit Committee") of the Company's Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. To implement the provisions of the Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the Audit Committee's administration of the engagement of the independent auditor.

        The purpose of the provisions of the Act and the SEC rules for the Audit Committee's role in retaining the independent auditor is twofold. First, the authority and responsibility for the appointment, compensation and oversight of the auditor should be with directors who are independent of management. Second, any non-audit work performed by the auditor should be reviewed and approved by these independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor.

        As part of its responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent auditor in order to assure that they do not impair the auditor's independence. Accordingly, the Audit Committee is adopting this Audit Committee Pre-Approval Policy (the "Policy"), which sets forth the procedures and the conditions pursuant to which services to be performed by the independent auditor are to be pre-approved.

        The exhibits to this Policy describe the Audit, Audit-related, Tax and All Other services that require the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations.

        The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor's independence.

II.    Statement of Principles

A.    Prohibited Services

        The Audit Committee will not approve nor will the Company's independent auditor perform for the Company any services that constitute prohibited activities as defined by the Act or by regulations promulgated by the SEC. A list of the SEC's prohibited non-audit services is attached to this policy as Exhibit 1.

B.    Non-Prohibited Services

        The SEC's rules establish two different approaches to pre-approving non-prohibited services. Proposed non-prohibited services may be pre-approved either by the Audit Committee agreeing to a general framework with descriptions of allowable services ("general pre-approval") or by the Audit Committee pre-approving specific services ("specific pre-approval"). The Company's Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services that may be performed by the independent auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor.

III.  Services Subject to General Pre-Approval

A.    Audit Services

        The annual audit services engagement scope and terms will be subject to the general pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company's consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor's report on management's report on internal controls for financial reporting. The Audit Committee will monitor the audit services engagement throughout the year and will also approve, if necessary, any changes in terms and conditions resulting from changes in audit scope, Company structure or other items. The Audit Committee will request that the audit engagement letter with the independent auditor be addressed to the Chairman of the Audit Committee and that the Chairman of the Audit Committee execute the engagement letter on behalf of the Company.

        In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

B.    Audit-Related Services

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements (e.g., due diligence services pertaining to potential business acquisitions/dispositions, research and consultation regarding accounting, financial reporting or disclosure matters not classified as audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities, and financial audits of employee benefit plans). Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence, the Audit Committee will grant general pre-approval to audit-related services.

C.    Tax Services

        The Audit Committee may grant general pre-approval (as long as the types of services are described in sufficient detail) to those permissible tax services that it believes are routine and recurring services and would not impair the independence of the auditor. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor where the tax strategy is not clearly supported by the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

        All Tax services involving large and complex transactions not listed in Exhibit 2 must be specifically pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

D.    All Other Services

        The Audit Committee may grant general pre-approval to those permissible non-audit services classified as all other services that it believes are routine and recurring services and would not impair the independence of the auditor. Examples of all other services include software licensed from the independent auditors relating to accounting or auditing matters.

IV.    Services Subject to Specific Pre-Approval

        All other services not described in Exhibit 2 of this Policy are subject to specific pre-approval and engagement by the Audit Committee.

V.     Procedures

        The procedures the Audit Committee will employ in implementing this policy are as follows:

A.    The Chief Financial Officer and the independent auditor shall jointly submit to the Audit Committee for its review and approval in advance of any such services being provided, a schedule of audit, audit-related, tax and all other non-audit services, proposed to be provided by the independent auditor for the respective fiscal year, that are proposed for general pre-approval by the Audit Committee. This schedule will be in the format contained in Exhibit 2 of this Policy.

B.    The fee amounts on the schedule may be updated as necessary at any subsequent Audit Committee meetings. Additional pre-approval by the Audit Committee will be required if actual fees for a service are expected to exceed 10% of the originally pre-approved amount. This additional pre-approval should be obtained in the same manner as a specific pre-approval described in Section V.C. below.

C.    If, subsequent to the general pre-approval of scheduled services by the Audit Committee, the Company proposes to engage the independent auditor to perform a service not included on the general pre-approval schedule, a request must be submitted to the Chairman of the Audit Committee, who will determine, in consultation with the General Counsel as appropriate, whether the service can be performed without impairing the independence of the auditor. After such determination is made, then if appropriate such proposal will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the Chairman of the Audit Committee, or other member(s) delegated such authority pursuant to Section VI below, may provide specific pre-approval, subject to review of and ratification by the Audit Committee at its next regularly scheduled meeting.

D.    Approval by the Audit Committee for the auditor to perform any non-audit service does not require management to actually engage the Company's independent auditor to perform those services. Management may engage other third parties to perform non-audit services for which the Audit Committee has given pre-approval to be performed by the independent auditor.

E.    Once the Audit Committee has given pre-approval for non-audit services to be performed by the independent auditor, the appropriate Company management may engage the auditor and execute any necessary document for the performance of non-audit services within the scope of the pre-approval.

F.    The Audit committee shall be mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve such services.

G.    The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the Chief Financial Officer and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the Chief Financial Officer or any member of management.

VI.   Delegation

        As provided in the Act and the SEC's rules, the Audit Committee may delegate either type of pre-approval authority to its chairperson or any other Audit Committee member or members. The Chairman (unless the Audit Committee delegates authority to another member(s)) shall have the authority to amend or modify the list of approved permissible non-audit services and fees and to provide specific pre-approval for services as provided in the last sentence of Section V.C. above. The Chairman (or such other committee member(s) to whom authority is delegated to by the Audit Committee) shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the Audit Committee's responsibilities to pre-approve services performed by the independent auditor.

EXHIBIT 1

PROHIBITED NON-AUDIT SERVICES

        (1)   bookkeeping or other services related to the accounting records or financial statements of the audit client;

        (2)   financial information systems design and implementation;

        (3)   appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

        (4)   actuarial services;

        (5)   internal audit outsourcing services;

        (6)   management functions or human resources;

        (7)   broker or dealer, investment adviser, or investment banking services;

        (8)   legal services;

        (9)   expert services unrelated to the audit; and

        (10) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

EXHIBIT 2

Audit Services for Fiscal Year 2004-2005 Subject to General Pre-Approval

Dated: November 2004

Service	Range of Fees
Annual audit of consolidated financial statements for the Company and its Predecessor, RAG American Coal Holding, Inc. to be included in Annual Report on Form 10-K. Separate stand-alone audits of the individual financial statements of the Wyoming Business Unit and Riverton Coal Company for the periods under the ownership of the Predecessor and the Company.	Up to $1,000,000

Reviews in accordance with the PCAOB standards of the interim consolidated financial statements of the Company and its Predecessor which are required to be filed with the SEC or are otherwise required by the Company's debt agreements	Included in scope of annual audit and related fees

Consultations by the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be "audit-related" services rather than "audit" services)	Up to $100,000

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	Up to $450,000
Audit services required by RAG Coal International AG for periods prior to July 30, 2004 (including the procedures necessary to audit the conversion of prior years financial information to IFRS)	Up to $150,000

Audit-Related Services for Fiscal Year 2004-2005
Subject to General Pre-Approval

Dated: November 2004

Service	Range of Fees
Financial statement audits of employee benefit plans	Up to $75,000
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	Up to $25,000
Internal control reviews and assistance with internal control reporting requirements (Sarbanes Oxley 404 Readiness Services)	Up to $1,750,000

Consultations by the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be "audit" services rather than "audit-related" services)	Up to $50,000
Attest services not required by statute or regulation	Up to $50,000
Due Diligence services pertaining to potential business acquisitions/ Dispositions	Up to $75,000

Tax Services for Fiscal Year 2004-2005 Subject to General Pre-Approval

Dated: November 2004

Service	Range of Fees
Federal, state, local, franchise and other tax compliance/preparation services	None
U.S. federal, state and local tax planning, compliance, advice and general due diligence	Up to $90,000
Assistance with tax audits and appeals before the IRS and similar state, local and foreign agencies	None
Tax advice and assistance regarding statutory, regulatory or administrative developments	Up to $90,000

DIRECTIONS TO FOUNDATION 2005 ANNUAL MEETING

Directions to the BWI Marriott
1743 West Nursery Road, Linthicum Heights, MD 21090
410.859.8300

Directions from BWI Airport (approximately 3 miles or a five minute cab ride)

      •
      Exit the airport onto Interstate 195-West.

      •
      Exit onto MD 295 North towards Baltimore.

      •
      Exit at West Nursery Road, bear right on the exit onto West Nursery Road.

      •
      Follow West Nursery Road approximately one mile and 1743 is on the left.

Directions from Amtrak (approximately 2.5 miles or a five minute cab ride)

      •
      Exit South on Amtrak Way toward Aviation Boulevard/MD-170.

      •
      Turn left onto Aviation Boulevard/MD-170.

      •
      Turn left onto Elkridge Landing Road.

      •
      Turn right onto West Nursery Road.

      •
      1743 is on the right.

Directions from Washington D.C.

      •
      Follow I-95 North.

      •
      Exit onto MD 100 East towards Glen Burnie.

      •
      Exit onto MD 295 North towards Baltimore.

      •
      Exit at West Nursery Road, bear right on the exit onto West Nursery Road.

      •
      Follow West Nursery Road approximately one mile and 1743 is on the left.

V    DETACH PROXY CARD HERE    V

SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue Ink.

1.	Elect nine Directors for a term of one year expiring in 2006.								FOR	AGAINST	ABSTAIN
	For all nominees	☐	Withhold	☐	Exceptions	☐	2.	Approve Ernst & Young LLP as Foundation's Independent Public Accountants for the fiscal year ending December 31, 2005	☐	☐	☐
	NOMINEES:		William E. Macaulay, Prakash A. Melwani, Hans J. Mende, David I. Foley, Alex T. Krueger, Joshua H. Astrof, William J. Crowley, Jr., Joel Richards, III and James F. Roberts.				3.	Any other matters that properly come before the meeting.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)								Mark box at right if an address change or comment has been noted on the reverse side of this card.			☐
	Exceptions:

SCAN LINE

Please sign exactly as name or names appears hereon, including the title "Executor," "Guardian," etc, if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given.	Date Share Owner sign here	Co-Owner sign here

FOUNDATION COAL HOLDINGS, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2005
THIS PROXY IS SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS OF
FOUNDATION COAL HOLDINGS, INC.

        The undersigned revokes all previous proxies, acknowledges receipt of Notice of the Annual Meeting of Stockholders to be held on May 19, 2005 and the Proxy Statement and appoints James F. Roberts, Greg A. Walker and Edythe C. Katz, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Foundation Coal Holdings, Inc. (Foundation) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the 2005 Annual Meeting of Stockholders to be held at the BWI Marriott located at 1743 W. Nursery Road, Linthicum Heights, MD 21090, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card:

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE FOR PROPOSAL 2 IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTER PROPERLY COMES BEFORE THE ANNUAL MEETING. THE PROXY HOLDER WILL VOTE UPON SUCH MATTER IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD, OR IN THE ABSENCE OF SUCH A RECOMMENDATION IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY HOLDER.

                      FOUNDATION COAL HOLDINGS, INC
                      P.O. BOX 11128
                      NEW YORK, N.Y. 10203-0128

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TABLE OF CONTENTS
PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS OF FOUNDATION COAL HOLDINGS, INC. TO BE HELD ON MAY 19, 2005 GENERAL INFORMATION ABOUT FOUNDATION'S ANNUAL MEETING
BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS
VOTING AND PROXY PROCEDURE
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO
APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL THREE OTHER MATTERS
CORPORATE GOVERNANCE AND RELATED MATTERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPARISON OF ONE MONTH CUMULATIVE TOTAL RETURN* Among Foundation Coal Holdings, Inc., The Russell Index and a Peer Group
FOUNDATION COAL HOLDINGS, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
FOUNDATION COAL HOLDINGS, INC. AUDIT COMMITTEE PRE-APPROVAL POLICY
PROHIBITED NON-AUDIT SERVICES
EXHIBIT 2
Audit Services for Fiscal Year 2004-2005 Subject to General Pre-Approval
Audit-Related Services for Fiscal Year 2004-2005 Subject to General Pre-Approval
Tax Services for Fiscal Year 2004-2005 Subject to General Pre-Approval
DIRECTIONS TO FOUNDATION 2005 ANNUAL MEETING
Directions to the BWI Marriott 1743 West Nursery Road, Linthicum Heights, MD 21090 410.859.8300